Filed Pursuant to Rule 433

Registration Statement No. 333-252399

SURGERY PARTNERS, INC. ANNOUNCES PROPOSED SECONDARY OFFERING OF COMMON STOCK

BRENTWOOD, Tenn., December 14, 2023 (GLOBE NEWSWIRE) Surgery Partners, Inc. (Nasdaq: SGRY) (“Surgery Partners” or the “Company”) today announced that certain of the Company’s stockholders (the “Selling Stockholders”) intend to offer for sale in an underwritten secondary offering (the “Offering”) 8,000,000 shares of the Company’s common stock, par value $0.01 per share. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Selling Stockholders will receive all of the net proceeds from this Offering. No shares are being sold by the Company.

Jefferies LLC is acting as the sole underwriter of the Offering. The underwriter proposes to offer the shares from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to its right to reject any order in whole or in part.

The shares in the underwritten public offering are being offered pursuant to an effective shelf registration statement (including a prospectus) that was previously filed with the Securities and Exchange Commission (the “SEC”) to which this communication relates. Before you invest, you should read the prospectus in the shelf registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. The Offering will be made only by means of a written prospectus and related prospectus supplement that form a part of the registration statement. An electronic copy of the prospectus and related prospectus supplement relating to the Offering, when filed, will be available on the SEC’s website at www.sec.gov and may also be obtained, when available, by contacting Jefferies LLC, at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at 877-821-7388, or by email at prospectus_department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Surgery Partners

Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 31 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to, statements relating to Surgery Partners’ expectations regarding the completion, timing and size of the proposed public offering. These statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions, though not all forward-looking statements use these words or expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements, including, but not limited to, the risk that Surgery Partners may be unable to complete the proposed public offering on the anticipated terms or at all, and the other risks identified in Item 1A under the heading “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed on May 2, 2023, August 1, 2023 and November 7, 2023, respectively. Except as required by law, Surgery Partners does not undertake any obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.

Contact:

Surgery Partners Investor Relations

(615) 234-8940

IR@surgerypartners.com